Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP
Lawyers

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5306
(202) 955-8500
www.gibsondunn.com

August 9, 2005

Direct Dial	Client Matter
(202) 955-8500	No. 03596-00022
Fax No.
(202) 530-9569
FLYi, Inc.
45200 Business Court
Dulles, Virginia 20166

Re:       FLYi, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-124974, as amended (the “Registration Statement”), of FLYi, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 8,284,127 shares of the Company’s common stock, par value $0.02 per share, (the “Common Stock”) by certain holders of the Common Stock and of non-interest bearing promissory notes (the “Notes”) convertible into Common Stock (the “Conversion Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Common Stock subject to the Registration Statement is or, in the case of the Conversion Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A.          We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL ”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions indicated in the prior sentence. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

B.          We express no opinion regarding the effectiveness of provisions relating to indemnification, exculpation or contribution to the extent that such provisions may be held unenforceable as contrary to public policy.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP
GIBSON, DUNN & CRUTCHER LLP